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                                  SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/X/  Soliciting Materials Pursuant to 14a-11(c) or Rule 14a-12

                               Crosswalk.com, Inc.
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                (Name of Registrant as Specified In Its Charter)

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       (Name of Person(s) Filing Proxy Statement if other than Registrant)


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/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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         pursuant to Exchange Act Rule 0-11:

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previously. Identify the previous filing by registration statement number, or
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
CONTACT:
Gary Struzik, CFO
703-788-4123
gstruzik@crosswalk.com


             CROSSWALK.COM REPORTS SECOND QUARTER FINANCIAL RESULTS
                  ASSET SALE TO SALEM COMMUNICATIONS PROCEEDING

CHANTILLY, VA - July 25, 2002 - Crosswalk.com, Inc., (Nasdaq: AMEN), the leading Christian community Web site on the Internet, (www.crosswalk.com), today reported financial results for its 2002 second quarter ended June 30, 2002.

NET LOSS: The Company reported that its second quarter operations resulted in an improved net loss before the cumulative effect of a change in accounting principle (see below), of $489,893 or $0.06 per share, a 54% reduction from $1,054,611 or $0.13 per share reported in the second quarter of 2001. This decreased loss was the result of an across the board decrease in operating expenses of approximately $1.3 million offset in part by a decline in total revenues of about $725,000.

In January of 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets," and the Company completed a transitional goodwill impairment test related to both its online and offline advertising functions. The result of this analysis was recognition of a goodwill impairment loss of $750,000 related to the offline business area in June 2002. The fair value of that business area was estimated using the expected values of future cash flows. Pursuant to this rule, the $750,000 reduction in the carrying amount of goodwill for this business area is reflected as the effect of a change in accounting principle on the Company's consolidated statement of operations. After the cumulative effect of the accounting change, net loss for the second quarter 2002 is $1,239,893 or $0.15 per share. Also under SFAS 142, goodwill is no longer amortized, beginning January 1, 2002. If the non-amortization provisions of SFAS 142 had been effective in 2001, net loss and loss per share for the three months ended June 20, 2001 would have been $766,933 and $0.09, respectively. Per share results were calculated on the basis of 7,968,221 and 7,943,312 weighted average shares outstanding for the second quarter of 2002 and 2001, respectively.

For the first six months of 2002, the net loss before the cumulative effect of a change in accounting principle reduced by over 60% to $940,356 or $0.12 per share versus $2,378,885 or $0.30 per share in 2001. This decrease is primarily due to an approximate $2.4 million or 49% decrease in operating expenses, offset to an extent, by a $925,000 or 37% decrease in total revenues. After the cumulative effect of a change in accounting principle, the net loss for the first six months of 2002 is $1,690,356 or $0.21 per share. If the non-amortization provisions of SFAS 142 had been effective in 2001, net loss and loss per share for the six months ended June 20, 2001 would have been $1,803,529 and $0.23, respectively. Per share results were calculated on the basis of 7,967,470 and 7,935,186 weighted average shares outstanding for the six months ended June 30, 2002 and 2001, respectively.

REVENUES: Total revenue for the quarter ending June 30, 2002 was $700,003 down $727,234 or 51% from $1,427,237 the same period in 2001. The reduction in revenue consists of a $645,000 reduction in advertising sales and an $83,000 reduction in SAB 101 and prior year sponsorship revenue recognition. For the first six months of 2002 total revenue was $1,566,068, down $925,475 or 37% from $2,491,543 the same period in 2001.

CASH BURN: Average monthly cash burn rate increased to $115,000 on revenues of $700,000, up from $80,000 on revenues of $1,064,000 in the preceding first quarter of 2002. This also compares to an average monthly cash burn rate in the second quarter of 2001 of $175,000 on revenues of $1,427,000. If the second quarter 2002 average monthly cash burn rate of $115,000 is sustained, it its anticipated that the Company would not be able to maintain operations without further capital infusion beyond the end of fiscal 2002.

"On the heels of our first cash flow positive month reflected in our last earnings release, the Company announced its intent to sell its web and email properties to Salem Communications. In our process of bringing this sale to closure, advertising sales have continued to be negatively impacted by factors involved in the transition process and by questions raised by the going concern qualification issued by our auditors in connection with our 2001 Annual Report," said CEO and president, Scott Fehrenbacher. "Through the second quarter, and in the process of our announced asset sale, we have eliminated most discretionary and variable expenses.

Fehrenbacher added, "Our experience in the second quarter validates our belief that the asset sale to Salem Communications is in the best interest of our shareholders and advertising customers. Importantly, we believe it will also allow the vision and mission of CROSSWALK.COM to flourish in the capable hands of Salem's well-established leadership in Christian media. Regarding the future business plan for existing Crosswalk shareholders, we are enthusiastic about the opportunities of the new business model post-closing to capitalize on our remaining material assets of a public company foundation, and a net operating tax loss carryforward (NOL) of over $29 million. The business plan formulated in this regard involves the use of asset sale proceeds to acquire currently cash generating assets, consisting primarily of office buildings in secondary stagnant markets, office buildings in out of favor growth markets and oil and gas royalties. This focus is to use expertise available to the Company in this business model to diversify holdings while offering sufficient markets to exploit in order to provide the greatest opportunity for seeking increased value for our stockholders."

Crosswalk filed a preliminary proxy statement on July 16, 2002, with the SEC. The definitive proxy is expected to be filed and mailed soon after the SEC staff completes its review of the preliminary proxy statement. The preliminary proxy statement is currently available on the SEC's Website. Investors are urged to read this proxy statement because it contains important information on the proposed transaction. You may obtain a copy of the Company's preliminary proxy statement, the Company's other periodic reports, such as it's Form 10-K and 10-Q's, and a copy of the definitive proxy statement after it is filed free of charge at the Website maintained by the SEC at www.sec.gov. In addition, these materials may also be obtained free of charge by submitting a written request to Crosswalk.com, 4100 Lafayette Center Dr. Suite 110, Chantilly, VA 20151, attn: investor relations, or by telephone at (703) 788-4123. Crosswalk and its directors and officers may be deemed to be participants in the solicitation of proxies from Crosswalk stockholders. The names of directors and officers and description of their interests in Crosswalk and the transaction, if any, will be contained in the proxy statement to be filed by Crosswalk. Any additional information about the directors and officers of Crosswalk can be found in Crosswalk's proxy statement for its 2002 Annual Meeting of stockholders dated March 29, 2002.

INVESTOR CONFERENCE CALL: The Company will conduct a conference call for interested parties and current and prospective investors today July 25, 2002 at 5:00 PM EST. To participate in the call, calls should be placed to 800-388-8975 approximately five minutes before the scheduled starting time. A replay of the Conference Call will be available from 7:00 PM EST Thursday July 25, 2002 thru Midnight EST Friday July 26, 2002. Dial 800-428-6051; enter reservation #253600.

The call will also be webcast on
http://www.firstcallevents.com/service/ajwz363408809gf12.html.

Crosswalk.com, Inc, (NASDAQ SmallCap: AMEN) http://www.crosswalk.com, provides a comprehensive range of content and community services to support the integration of faith and values into everyday life. Site features include: topical and lifestyle channels like Entertainment, Money, News, HomeSchool, Family Living, Spiritual Life, Women, Live It--Christian book reviews and more; unique online applications like cross-referenced Bible study databases, stock and mutual fund screening tools, greeting cards, and more; community-building areas like chat, discussion forums, the largest Christian Web site directory, and more; and over thirty topical and community related email newsletters. Crosswalk.com generates revenue through the sale of advertising; Internet services; royalties and referral fees from co-marketing relationships.

Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, statements by our CEO in this press release, and statements pertaining to the Company's ability to maintain operations without further cash infusion. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Crosswalk.com, Inc.'s future results please see the company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of these filings are available upon request from Crosswalk.com, Inc. investor relations.

                                       ###

CROSSWALK.COM, INC.
CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,        JUNE 30,
                                                                                 2001              2002
                                                                             ------------      ------------
                                                                                                (unaudited)
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                 $    901,195      $    392,878
   Short-term investments                                                          51,777           306,246
   Accounts receivable including unbilled receivables of $55,568 and              656,130           420,918
     $67,594 at December 31, 2000 and June 30,  2002, respectively
   Stock subscription receivable                                                  300,000                --
   Deferred costs                                                                 114,519           203,800
   Notes receivable from officers                                                  17,856            16,183
                                                                             ------------      ------------
        Total current assets                                                    2,041,477         1,340,025

LONG TERM INVESTMENTS                                                             131,227            52,822

PROPERTY AND EQUIPMENT, net                                                       931,180           631,980

OTHER ASSETS:
   Deposits                                                                        61,795            60,887
   Deferred costs                                                                     610               610
   Goodwill, net                                                                3,505,228         2,755,228
   Intangible assets, net                                                          68,903            53,567
                                                                             ------------      ------------
        Total other assets                                                      3,636,535         2,870,292
                                                                             ------------      ------------
TOTAL ASSETS                                                                 $  6,740,419      $  4,895,118
                                                                             ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                          $    252,595      $    317,232
   Accrued liabilities                                                            627,373           601,211
   Deferred revenue                                                               156,688           115,083
                                                                             ------------      ------------
        Total current liabilities                                               1,036,656         1,033,526

OTHER LIABILITIES:
   Accounts payable                                                               123,027           131,210
   Deferred revenue                                                               128,456                --
   Other liabilities                                                               43,817            19,439

COMMITMENTS                                                                            --                --

STOCKHOLDERS' EQUITY
   Preferred stock, $.001 par value, 5,000,000 shares authorized,
        80,000 Series "A" shares issued and outstanding at both                        80                80
        December 31, 2001 and at June 30, 2002
        80,000 Series "B" shares issued and outstanding at June 30, 2002               --                80
   Common stock, $.01 par value, 20,000,000 shares authorized,
        7,959,721 and 7,968,221 shares issued and outstanding at
        December 31, 2001 and at June 30, 2002, respectively                       79,597            79,682
   Common stock warrants                                                          127,660           127,660
   Additional paid-in capital                                                  42,056,567        42,056,199
   Accumulated deficit                                                        (36,859,485)      (38,549,842)
   Accumulated other comprehensive loss:
        Net unrealized gain/(loss) on available-for-sale securities                 4,045            (2,917)
                                                                             ------------      ------------
        Total stockholders' equity                                              5,408,463         3,710,942
                                                                             ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $  6,740,419      $  4,895,118
                                                                             ============      ============

CROSSWALK.COM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

                                                  FOR THE THREE MONTHS ENDED JUNE      FOR THE SIX MONTHS ENDED JUNE
                                                  ------------------------------      ------------------------------
                                                      2001              2002              2001              2002
                                                  ------------------------------------------------------------------
TOTAL  REVENUES                                   $  1,427,237      $    700,003      $  2,491,543      $  1,566,068

OPERATING EXPENSES:

   Cost of goods and services                          523,484           307,273           862,344           600,661
   Crosswalk operations                                813,584           289,175         1,715,481           720,691
   Sales and marketing                                 423,921           245,010           842,827           474,105
   Amortization of Goodwill and Intangibles            296,399             7,662           591,669            15,336
   General and administrative                          443,462           349,229           910,541           713,814
                                                  ------------      ------------      ------------      ------------
        Total operating expenses                     2,500,851         1,198,350         4,922,861         2,524,607
                                                  ------------      ------------      ------------      ------------

LOSS FROM OPERATIONS                                (1,073,613)         (498,346)       (2,431,318)         (958,539)

OTHER INCOME NET                                        19,002             8,454            52,433            18,183
                                                  ------------      ------------      ------------      ------------
Net loss before cumulative effect of a change
   in accounting principle                        $ (1,054,611)     $   (489,893)     $ (2,378,885)     $   (940,356)

Recognition of impairment loss as a result of
   transitional goodwill impairment test                    --          (750,000)               --          (750,000)


NET LOSS                                          $ (1,054,611)     $ (1,239,893)     $ (2,378,885)     $ (1,690,356)
                                                  ============      ============      ============      ============
Amounts per common share:
Net loss before cumulative effect of a change     $      (0.13)     $      (0.06)     $      (0.30)     $      (0.12)
   in accounting principle

Recognition of impairment loss as a result of
   transitional goodwill impairment test                    --             (0.09)               --             (0.09)

Net loss per common share (basic and diluted)     $      (0.13)     $      (0.15)     $      (0.30)     $      (0.21)
                                                  ============      ============      ============      ============

Weighted average number of common shares
   outstanding                                       7,943,312         7,968,221         7,935,186         7,967,470
                                                  ============      ============      ============      ============